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                                                                   Exhibit 11.1


                            GTS DURATEK, INC. AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months                     Six Months
                                                         Ended June 30                  Ended June 30
                                                      --------------------         ----------------------
                                                       1995           1994           1995            1994
Primary:
Net earnings.....................................    $  388,071    $   89,160     $  680,377      $  171,212
Accrued dividend on preferred stock..............      (320,000)            0       (555,200)              0
Accretion of redeemable preferred stock..........       (54,432)            0        (90,055)              0
                                                     ----------    ----------     ----------      ----------
Net earnings applicable to common stock..........    $   13,639    $   89,160     $   35,122      $  171,212
                                                     ----------    ----------     ----------      ----------
                                                     ----------    ----------     ----------      ----------
Weighted average common shares outstanding.......     8,720,797     8,686,433      8,705,144       8,682,986
Earnings per common share........................    $     0.00    $     0.01     $     0.00      $     0.02
                                                     ----------    ----------     ----------      ----------
                                                     ----------    ----------     ----------      ----------